EXHIBIT 10.25

AMENDMENT NUMBER FIVE TO
LOAN AND SECURITY AGREEMENT

THIS AMENDMENT NUMBER FIVE TO LOAN AND SECURITY AGREEMENT (this “Amendment”), dated as of June 11, 2009, is entered into between FIRST CAPITAL WESTERN REGION, LLC (“Lender”), and REED’S, INC., a Delaware corporation (“Borrower”), in light of the following facts:

RECITALS

WHEREAS, Borrower and Lender have previously entered into certain Loan and Security Agreement, dated as of May 30, 2008, as amended by that certain Amendment Number One to Loan and Security Agreement dated July 30, 2008, as amended by that certain Amendment Number Two to Loan and Security Agreement dated September 3, 2008, as amended by that certain Amendment Number Three to Loan and Security Agreement dated September 24, 2008, and as amended by that certain Amendment Number Four to Loan and Security Agreement dated March 27, 2009 (collectively, the “Agreement”).

WHEREAS, Borrower has requested that (i) Lender consent to the sale of the Real Property and certain Equipment to 525 South Douglas Street LLC (“Buyer”) for a purchase price of $3,250,000, (ii) reduce frequency of audits, (iii) consent to an equity raise that does not require Lender’s prior approval, (iv) reduce the tangible net worth covenant, and (v) replace the Fixed Charge Coverage Ratio covenant for the calendar month ended May 31, 2009, with a minimum EBITDA covenant for such month.

WHEREAS, Lender has agreed to Borrower's request subject to the terms and conditions contained in this Amendment.

WHEREAS, Borrower and Lender wish to amend the Agreement as set forth in this Amendment.

NOW, THEREFORE, the parties agree as follows:

1.    DEFINITIONS.  All terms which are defined in the Agreement shall have the same definition when used herein unless a different definition is ascribed to such term under this Amendment, in which case, the definition contained herein shall govern.

2.    AMENDMENTS.  Effective as of the date of this Amendment (unless a different effective date is specifically indicated), the Agreement is amended in the following respects:

(a)    Addition of New Definitions.  New definitions are added to Section 1 of the Agreement as follows:

“Eligible Private Label Inventory” means Inventory that (w) satisfies all of the criteria for Eligible Inventory other than the criteria set forth in clause (i) of the definition of Eligible Inventory as a result of such Inventory being subject to a private label agreement, (x) the terms and conditions of the private label agreement applicable to such Inventory, as well as the purchaser party to such private label agreement, are satisfactory to Lender, in it is sole discretion, (y) a purchase order has been issued with respect to Inventory and pursuant to the applicable private label agreement that contains terms and conditions that are satisfactory to Lender in its sole discretion, and (z) the purchaser under the applicable private label agreement has entered into an agreement with Lender under which Lender shall be authorized following a Default to sell Inventory produced by Borrower pursuant to the private label agreement on terms and conditions satisfactory to Lender in its sole discretion.

“Permitted Sale Transaction” means a sale of the Real Property and certain of the Equipment by Borrower so long as the sale is conducted pursuant to that certain Standard Offer, Agreement and Escrow Instructions for Purchase of Real Estate, dated April 23, 2009, between 525 South Douglas Street LLC and Borrower.

(b)    Change in Maximum Credit Limit.  The definition of “Maximum Credit Limit” in Section 1 of the Agreement is deleted in its entirety and is replaced with a new definition as follows:

“Maximum Credit Limit” means $2,000,000.

(c)    Change in Advance Rate for Eligible Inventory.  Item 1(a)(ii)(B) of the Schedule to the Agreement is deleted in its entirety and is replaced with a new Item 1(a)(ii)(B) as follows:

(B)           An amount equal to the least of:

1.           $1,000,000, and

2.           For the period from June 1 through November 30 of each calendar year, an amount equal to 125% of amount calculated pursuant to Item 1(a)(ii)(A), and for the period from December 1 through May 31 of each calendar year, an amount equal to 150% of amount calculated pursuant to Item 1(a)(ii)(A), and

3.           An amount equal to (w) 50% of the dollar value (determined at the lower of cost or market value) of Eligible Inventory (other than Eligible Private Label Inventory) located at Borrower’s premises located at 12930 and 13000 South Spring Street, Los Angeles, California  90061, plus (x) 50% of the dollar value (determined at the lower of cost or market value) of Eligible Inventory (other than Eligible Private Label Inventory) consisting of finished goods (and not raw materials) located at Valley Distributing & Storage Company’s warehouse in Wilkes-Barre, Pennsylvania, plus (y) 50% of the dollar value (determined at the lower of cost or market value) of Eligible Inventory (other than Eligible Private Label Inventory) consisting of finished goods (and not raw materials) located at United Warehouses in Seattle, Washington, plus (z) an amount equal to the lesser of (1) $150,000, and (2) 30% of the dollar value (determined at the lower of cost or market value) of Eligible Private Label Inventory,

(d)    Increased in Reserve.  Item 1(b) of the Schedule to the Agreement is deleted in its entirety and is replaced with a new Item 1(b) as follows:

(b)           the sum of:

(i)    $350,000, provided that upon Lender’s receipt of evidence of Borrower making a $50,000 California Redemption Value payment, the amount under this clause (i) shall be reduced to $300,000, plus

(ii)   the Dilution Reserve and such other reserves as Lender may establish from time to time in its discretion, including, but not limited to, reserves for excessive and slow-moving Inventory and reserves for inaccuracies in Borrower’s perpetual Inventory records, plus

(iii)   the amount available to be drawn under, plus the amount of any unreimbursed draws with respect to, any letters of credit or acceptances which have been issued, created or guaranteed by Lender or any Affiliate of Lender for Borrower’s account.

(e)    Reduce Monthly Minimum Interest Charge.  Item 10(c) of the Schedule to the Agreement is deleted in its entirety and is replaced with a new Item 10(c) as follows:

(c)           Lender shall be entitled to charge a monthly minimum interest charge for each calendar month during the term of this Agreement that the average outstanding principal balance of the advances made pursuant to Section 2(a) during such month was less than $500,000 (the “Minimum Average Monthly Loan Balance”).  The monthly minimum interest charge shall be equal to the amount, if any, by which the interest charged for such month on the outstanding advances under Section 2(a) was less than the amount of interest that would have been charged had the average outstanding principal balance for such month equaled the Minimum Average Monthly Loan Balance.  The monthly minimum interest charge shall represent an unconditional payment to Lender in consideration of Lender’s agreement to extend financial accommodations to Borrower pursuant to this Agreement.

(f)    Increase in Unused Line Fee.  Item 10(d) of the Schedule to the Agreement is deleted in its entirety and is replaced with a new Item 10(d) as follows:

(d)           On the first day of each month during the term of this Agreement, an unused line fee in an amount equal to 1.50%, per annum, times the result of (i) the Maximum Credit Limit, less (ii) the average daily net principal amount of loans outstanding hereunder during the immediately preceding month.

(g)    Addition of Monitoring Fee.  A new Item 10(f) is added to the Schedule to the Agreement as follows:

(f)           For monitoring services performed by Lender in connection with the Agreement, Borrower shall pay to Lender a monthly monitoring fee of $1,000 per month, payable monthly in advance on the first day of each calendar month beginning with the first day of July, 2009, and continuing so long as any advances shall remain outstanding or this Agreement shall not have been terminated.

(h)    Change in Fixed Charge Coverage Ratio Covenant.  Item 21(a) of the Schedule to the Agreement is deleted in its entirety and is replaced with a new Item 21(a) as follows:

(a)           Borrower shall maintain a Fixed Charge Coverage Ratio (1) for each of the three-month periods ending on the last day of each calendar month from June 2009 through November 2009, and (2) for each of the twelve-month periods ending on the last day of each calendar month thereafter for the balance of the term of this Agreement, of at least 1.0 to 1.0.  As used herein, “Fixed Charge Coverage Ratio” means the ratio of Borrower’s (i) net income (excluding extraordinary gains) before provision for interest expense, taxes, depreciation and amortization, less cash taxes paid and unfinanced capital expenditures during such period, plus stock option expenses and stock payments in lieu of cash during the applicable period, plus any loss attributed to the Permitted Sale Transaction so long as the Permitted Sale Transaction occurred during the period being tested for compliance with the Fixed Charge Coverage Ratio; to (ii) interest expense, plus payments of principal actually made or scheduled to be made with respect to indebtedness (other than scheduled but unpaid payments on Subordinated Debt and principal payments on revolving loans under this Agreement), plus payments with respect to capitalized leases, plus cash dividends and distributions during such period.

(i)    Change in Minimum Tangible Net Worth Covenant.  Effective as of the closing of the Permitted Sale Transaction, Item 21(b) of the Schedule to the Agreement is deleted in its entirety and is replaced with a new Item 21(b) as follows:

(b)           Borrower shall have a Tangible Net Worth of at least $1,900,000.  Thereafter, as of the last day of each month, Borrower’s required minimum Tangible Net Worth shall be increased by 50% of the Borrower’s net income for the calendar month then ended (without reduction for any losses during any such calendar month).  As used herein, “Tangible Net Worth” means, as of any date, the total assets of Borrower minus the total liabilities of Borrower calculated in conformity with GAAP, less all amounts due from Borrower’s Affiliates and the amount of all intangible items reflected therein.

(j)    Change in EDITDA Covenant.  Effective as May 1, 2009, Item 21(c) of the Schedule to the Agreement is deleted in its entirety and is replaced with a new Item 21(c) as follows:
(c)           Borrower’s net gain (excluding extraordinary gains) before provision for interest expense, taxes, depreciation, amortization, and non-cash stock option expenses, less cash taxes paid and unfinanced capital expenditures for the one month period ending May 1, 2009, shall not be less than $1.

3.    PERMITTED TRANSACTIONS.

(a)    Notwithstanding the provisions contained in Section 8(a) of the Agreement to the contrary, Lender hereby consents to the Permitted Sale Transaction so long as all of the net proceeds from the sale of the Real Property and the Equipment are paid to Lender and applied to the outstanding Obligations.  “Net proceeds” shall mean the gross proceeds from the sale of the Real Property and Equipment subject to the Permitted Sale Transaction, less the amount required to be paid to the holder of the senior Lien on the Real Property, less all costs, fees and expenses incurred in connection with the Permitted Sale Transaction.

(b)    Notwithstanding any provisions in the Agreement to the contrary, Borrower shall be entitled to raise additional capital by the issuance of common stock of Borrower without the prior written approval of Lender so long as (i) the aggregate amount of additional capital raised by Borrower does not exceed $2,500,000, (ii) Christopher J. Reed continues to own not less that 25% of the outstanding common stock of Borrower, (iii) all of the proceeds from the additional capital raised by Borrower (or such lesser amount as shall equal the then outstanding Obligations) shall be paid to Lender and applied to the outstanding Obligations, and (iv) no Default shall exist as of the date the Borrower completes the additional capital raise.

4.    FIELD EXAMINATIONS.  Notwithstanding the provisions of Section 10(c) and Item 27 of the Schedule to the contrary, so long as maintains unused borrowing availability under the Section 2(a) of the Agreement and no Default has occurred and is continuing, Lender agrees that it shall not conduct more than three (3) field examinations during any calendar year.

5.    FINANCIAL COVENANT VIOLATIONS.  In the event Borrower is not in compliance with any of the financial covenants set forth in Item 21 of the Schedule to the Agreement, and so long as Borrower has timely delivered its financial statements to Lender pursuant to Section 9(a) of the Agreement, Borrower shall have ten (10) business days following the reporting of such non-compliance to submit to Lender a plan (the “Plan”) to correct the non-compliance.  During such ten day period Lender shall forbear from issuing a notice of default (so long as no other Defaults then exist under the Agreement or the other Loan Documents).  If Borrower fails to timely deliver a Plan or if a Plan that is timely delivered is not acceptable to Lender, then Lender shall no longer be obligated to forbear from issuing a notice of default.

6.    FEE FOR AMENDMENT/CONSENT.  Upon execution of this Amendment, in consideration of Lender’s agreeing to enter into this Amendment and to consent to the sale of the Real Property and certain Equipment pursuant to this Amendment, Borrower agrees to pay Lender a fee in the amount of $10,000, which will be fully earned and due and payable on the date of this Amendment and shall be non-refundable.  Lender is authorized to charge Borrower’s loan account for the full amount of such fee.

7.    CONSENT TO PURCHASE OF STOCK.  Borrower has requested that Lender consent to the sale of common stock of Borrower to Brad Scott, an individual (“Scott”), pursuant to that certain Stock Purchase Agreement, dated June __, 2009, between Scott and Borrower (the “Stock Purchase Agreement”).   Lender hereby consents to such sale so long as the aggregate number of shares of common stock purchased by Scott does not exceed 50,000 shares.

8.    REPRESENTATIONS AND WARRANTIES.  Borrower hereby affirms to Lender that all of Borrower's representations and warranties set forth in the Agreement are true, complete and accurate in all respects as of the date hereof.

9.    LIMITED EFFECT.  Except for the specific amendments contained in this Amendment, the Agreement shall remain unchanged and in full force and effect.

10. COUNTERPARTS; EFFECTIVENESS.  This Amendment may be executed in any number of counterparts and by different parties on separate counterparts, each of which when so executed and delivered shall be deemed to be an original.  All such counterparts, taken together, shall constitute but one and the same Amendment.  This Amendment shall become effective upon the execution of this Amendment by each of the parties hereto.

[Signatures are on the next page]

IN WITNESS WHEREOF, Lender and Borrower have executed this Amendment.

REED’S, INC.,
 a Delaware corporation

By   /s/ Christopher J. Reed
Name: Christopher J. Reed
Title: Chief Excecutive Officer

FCC, LLC, a Florida limited liability company
doing business as First Capital Western Region, LLC

By  /s/ John P. Neher
Name:  John P. Neher
Title: Vice President

ACKNOWLEDGMENT AND REAFFIRMATION OF GUARANTOR

The undersigned hereby acknowledges that he executed a Continuing Guaranty, dated on or around May 30, 2008 (the “Guaranty”), with respect to the present and future obligations of Borrower owing to Lender.  The undersigned hereby acknowledges the foregoing Amendment, consent to its terms, and reaffirms his Guaranty.  The undersigned further acknowledges that nothing in the Guaranty obligates Lender to notify the undersigned of any changes in the financial accommodations made available to Borrower or to seek future reaffirmations of the Guaranty, even if the Agreement is further amended; and no requirement to so notify the undersigned or to seek reaffirmations in the future shall be implied by the execution of this reaffirmation.

/s/ Christopher J. Reed Christopher Reed, an individual